Exhibit 10.2

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL IN A FORM ACCEPTABLE TO THE COMPANY.

Original Issue Date: July 2, 2024	Initial Principal Amount: $

Form of

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

DUE JULY 2, 2029

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE is the duly authorized and validly issued convertible promissory note of Douglas Elliman Inc., a Delaware corporation (the “Company”), having its principal place of business at 4400 Biscayne Boulevard, Miami, Florida 33137, designated as its Senior Secured Convertible Promissory Note due July 2, 2029 (the “Note”).

FOR VALUE RECEIVED, the Company promises to pay to ____________ or its registered permitted assigns (the “Holder”) the principal sum of $___________, plus any principal amount added thereto as interest paid in kind in accordance with Section 2 below, on July 2, 2029 (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note (as such amount may be increased from time to time by the amount of interest paid in kind) in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below) and (b) the following terms shall have the following meanings:

“Additional MW Shares” shall have the meaning set forth in Section 5(d)(i).

“Affiliate” of any Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person, as such terms are used in and construed under Rule 405 under the Securities Act; provided that in no event shall the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates be deemed to be Affiliates of the Holder or any of its Affiliates for purposes of this Note.

“Antitrust Laws” shall have the meaning set forth in Section 4(e).

“As-Converted Amount” means an amount equal to the sum of (a) the fair market value of the Conversion Shares to be received by the Holder upon conversion of this Note, calculated as if the entire Outstanding Balance of this Note had been converted into Common Stock immediately prior to the date on which an applicable Major Transaction occurs or becomes effective plus (b) without duplication, the fair market value of any Additional MW Shares issuable to the Holder in connection with such Major Transaction pursuant to the terms hereof. The fair market value of each share of Common Stock comprising the Conversion Shares shall equal the Current Market Price therefor as of the Major Transaction Valuation Date with respect to the applicable Major Transaction.

“Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including any funds, feeder funds, or managed accounts, currently or from time to time after the date of this Note, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any Attribution Parties and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(d).

“Board of Directors” means the board of directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Redemption” shall have the meaning set forth in Section 7.

“Company Redemption Notice” shall have the meaning set forth in Section 7.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof (including, if this Note is converted after the Company’s delivery of a Company Redemption Notice or the delivery of a Mandatory Repayment notice with respect to a Major Transaction, the Additional MW Shares).

“Current Market Price” means, for each share of Common Stock as of any applicable record date for any issuance, distribution, dividend or other action or as of the Major Transaction Valuation Date with respect to any Major Transaction or as of the date a Company Redemption Notice is given, the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive Trading Days ending on the Trading Day before the record date with respect to such issuance, distribution, dividend or other action or such Major Transaction Valuation Date or such Company Redemption Notice date, as the case may be, appropriately adjusting any VWAP to take into account the occurrence during such period of, or of the record date or ex-dividend date for, any event described in Section 5(a).

“Distribution Transaction” shall have the meaning set forth in Section 5(a)(iii).

“DTC” means the Depository Trust Company.

“DTC/FAST Program” means DTC’s Fast Automated Securities Transfer Program.

“Event Effective Date” shall have the meaning set forth in Section 5(d)(i)(1).

“Event of Default” shall have the meaning set forth in Section 6(a).

“Excess Shares” has the meaning set forth in Section 4(d).

“Expiration Date” shall have the meaning set forth in Section 5(a)(v).

“Fixed Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“IRS” means the U.S. Internal Revenue Service.

“Late Fees” shall have the meaning set forth in Section 2(c).

“Major Transaction” means the occurrence after the date hereof of any of (a) a Person or Group has become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of in excess of fifty percent (50%) of the aggregate voting power of the then-issued and outstanding voting securities of the Company (other than by means of conversion of the Notes), (b) the Common Stock, or, in the case of a merger, consolidation or other similar transaction, the equity securities of the Successor Entity, shall cease to be listed on a Trading Market, (c) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction (in their capacity as such) own less than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction, (d) the Company sells or transfers all or substantially all of its assets to one or more third parties, (e) the Company sells or transfers all or substantially all of the Property Management Business to one or more third parties or (f) the stockholders of the Company approve any plan or proposal for liquidation, dissolution or winding up of the Company.

“Major Transaction Make-Whole Premium” means the sum of the present values of the remaining scheduled payments of interest on the Notes through the Maturity Date (assuming all such interest is paid in full in cash and excluding interest accrued to the date of the Mandatory Repayment) discounted to the date of the Mandatory Repayment on a semi-annual basis (assuming a three hundred sixty (360)-day year, consisting of twelve (12) thirty (30) calendar day periods) at the Treasury Rate plus 50 basis points.

“Major Transaction Valuation Date” means, with respect to any Major Transaction, the later of (i) the date on which the Major Transaction occurs or becomes effective and (ii) the date ten (10) consecutive Trading Days after the date on which the Major Transaction is first publicly announced.

“Mandatory Repayment” shall have the meaning set forth in Section 8(a).

“Mandatory Repayment Price” means an amount equal to the greater of (i) the Redemption Premium and (ii) the As-Converted Amount.

“MW Share Price” has the meaning set forth in Section 5(d)(i)(2).

“MW Table” has the meaning set forth in Section 5(d)(i).

“Note Register” shall have the meaning set forth in Section 3(c).

“Notes” means the Senior Secured Convertible Promissory Notes due July 2, 2029 originally issued by the Company on the Original Issue Date pursuant to the Purchase Agreement and any Notes thereafter issued by the Company in exchange or substitution for any Notes.

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“NYSE” means the New York Stock Exchange.

“Optional Repayment Major Transaction” means a Major Transaction that is a Major Transaction solely arising under clause (b) or (e) of the definition of Major Transaction.

“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence any Note.

“Outstanding Balance” shall have the meaning set forth in Section 4(c)(i).

“Portfolio Interest Certificate” has the meaning set forth in Section 2(d).

“Property Management Business” means the business of Residential Management Group, LLC as of the date hereof.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of July 2, 2024, by and among the Company and the Purchasers, as amended, modified or supplemented from time to time in accordance with its terms.

“Qualifying Major Transaction” means any Major Transaction if (but only if):

(i) such Major Transaction is not an Optional Repayment Major Transaction as to which one or more Holders of Notes have declined the Mandatory Repayment;

(ii) the Company has given the Holders at least fifteen (15) calendar days prior written notice of the Mandatory Repayment;

(iii) the Company has delivered the Conversion Shares in full for any Notes converted after the date of delivery of the Mandatory Repayment notice with respect to such Major Transaction, provided, that the Share Delivery Date for any such Notes converted is no later than the date on which such Major Transaction occurs or becomes effective; and

(iv) the Company has paid the Mandatory Repayment Price on all the outstanding Notes in full on the date on which such Major Transaction occurs or becomes effective.

“Redemption Amount” shall have the meaning set forth in Section 7.

“Redemption Premium” means the sum of the Redemption Price plus the Major Transaction Make-Whole Premium.

“Redemption Price” shall have the meaning set forth in Section 7.

“Reference Property” shall have the meaning set forth in Section 9(a)(i).

“Registration Statement” means a registration statement covering the resale of the Conversion Shares by each Holder.

“Required Holders” means such Holders holding a majority of the then outstanding principal amount (as such amount may be increased from time to time by the amount of interest paid in kind) under all Notes, which shall be the same threshold as the Required Purchasers under the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Share Exchange Event” shall have the meaning set forth in Section 9(a).

“Successor Entity” shall have the meaning set forth in Section 9(a).

“Successor Event” shall have the meaning set forth in Section 9(a).

“Tender/Exchange Offer Valuation Period” shall have the meaning set forth in Section 5(a)(v).

“Treasury Rate” means, with respect to any Major Transaction Make-Whole Premium, the yield determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors), on the Trading Day immediately preceding the Major Transaction Valuation Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Major Transaction Valuation Date to the Maturity Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Maturity Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

“Unanticipated Event” shall have the meaning set forth in Section 5(f).

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “LLAP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method).

Section 2. Interest.

(a) Payment of Interest. The Company shall pay interest to the Holder semi-annually on the principal amount of this Note (as such amount may be increased from time to time by the amount of interest paid in kind thereon) at a rate equal to, at the Company’s option (provided that such option shall be exercised in the same manner with respect to all Notes then outstanding): (x) seven percent (7.00%) per annum, to the extent paid in cash, or (y) if no Event of Default has occurred or is continuing, eight percent (8.00%), to the extent paid in kind (the “PIK Option”). Interest that is accrued during the PIK Option shall be, when due and payable, paid by capitalizing such interest (rounded down to the nearest $1.00) and adding such capitalized interest (rounded down to the nearest $1.00) to the then-outstanding principal amount of this Note, and any interest to be so capitalized pursuant to this clause shall be capitalized and added to the then-outstanding principal amount on the day on which interest shall be payable and, thereafter, shall bear interest as provided hereunder as if it had originally been part of the outstanding principal amount of this Note (in each case, which such interest rate may be increased as provided elsewhere herein). Interest provided for in this Section 2(a) shall be due and payable on the last calendar day of each of November and May and on the Maturity Date (the “Fixed Interest Payment Date”); provided, however, notwithstanding anything to the contrary provided herein or elsewhere, interest accrued but not yet paid will be due and payable upon any prepayment and/or acceleration whether as a result of an Event of Default or otherwise (or, upon any conversion, included as part of the Outstanding Balance being converted) with respect to the principal amount being so prepaid and/or accelerated or converted. With respect to the Company’s election as to method of payment of interest due on a Fixed Interest Payment Date, in the absence of written notice to the holder hereof of such election prior to 5 p.m. ET on such date, the Company shall be deemed to have elected to pay such amount in kind if such amount has not been paid in full in cash prior to such time.

(b) Interest Calculations. Interest shall be calculated on the basis of a three hundred sixty (360)-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue commencing on the Original Issue Date until payment in full of the outstanding principal (as such amount may be increased from time to time by the amount of interest paid in kind), together with all accrued and unpaid interest and other amounts (including any make-whole premium) which may become due hereunder. Interest hereunder will be paid to the Person in whose name this Note is registered in the Note Register.

(c) Late Fees. All overdue accrued and unpaid interest or other amounts to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of (i) the rate per annum of interest payable in cash as specified in Section 2(a) plus 1.00% per annum or (ii) the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest or other amount is due hereunder through and including the date of actual payment in full.

(d) Withholding. The Company may withhold from amounts payable to the Holder under this Note as required by applicable law. Notwithstanding the foregoing, the Company agrees that no withholding shall be required under the Code absent a change in law after the date hereof, provided that the Holder has provided the Company with:

(i) if the Holder is a U.S. Person, an IRS Form W-9; or

(ii) if the Holder is not a U.S. Person, either:

(1) an IRS Form W-8BEN or W-8BEN-E, as applicable, together with a certificate establishing that no withholding is required as a result of either Section 871(h) of the Code or Section 881(c) of the Code (a “Portfolio Interest Certificate”); or

(2) an IRS Form W-8IMY, accompanied by IRS Forms W-9 or W-8 required to be attached thereto, together with a Portfolio Interest Certificate from such Holder’s applicable beneficial owners.

(e) All amounts payable under this Note shall be paid in U.S. dollars by wire transfer of immediately available funds to such account at such bank as the Holder shall notify the Company from time to time.

Section 3. Registration of Transfers and Exchanges.

(a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, and is eligible for registration of transfer into one or more Notes of an equal aggregate principal amount registered in the names of one or more other or additional Holders, subject to the restrictions set forth in the Purchase Agreement and so long as each exceeds $200,000 and integral multiples of $1.00 in excess thereof, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance therewith, as well as with applicable federal and state securities laws and regulations.

(c) Reliance on Note Register. The Company shall keep at its principal office a register in which the Company shall record the name and address of the Holder as holder of this Note on the Original Issue Date and of any assignments or transfers of this Note to the Holder’s assigns and transferees (the “Note Register”). The entries in the Note Register shall be conclusive absent manifest error. The new holder or holders upon an assignment or transfer shall be subject to the terms and conditions specified herein. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary. It is the intention of the parties that this Note shall be issued in “registered form” within the meaning of Section 163(f) of the Code, and the Company shall take all steps necessary to effectuate such treatment.

Section 4. Conversion.

(a) Voluntary Conversion. At any time and from time to time, commencing on the Original Issue Date until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into validly issued, fully paid and non-assessable shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d) hereof). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the portion of the Outstanding Balance of the Note (and corresponding portion thereof constituting principal) to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire Outstanding Balance has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to such portion of the applicable Outstanding Balance being converted that constitutes principal. The Holder and the Company shall maintain a Conversion Schedule showing the principal amount(s) and/or any other amounts due under this Note converted and the date of such conversion(s). The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof (as such amount may be increased from time to time by the amount of interest paid in kind).

(b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $1.50, subject to adjustment as set forth herein (the “Conversion Price”). For avoidance of doubt, all references in this Note to the Conversion Price shall be construed to include adjustments as set forth herein.

(c) Mechanics of Conversion.

(i) Conversion Shares Issuable upon a Conversion. The number of Conversion Shares issuable upon a conversion hereunder shall be equal to the sum of (A) an amount determined by dividing (1) the sum of (x) the outstanding principal amount of this Note to be converted as provided in the applicable Notice of Conversion (as such amount may be increased from time to time by the amount of interest paid in kind), (y) accrued and unpaid interest thereon (as if the Company elected the PIK Option for amounts owed since the most recent Fixed Interest Payment Date to, but not including, the Conversion Date) and (z) any other amount due under this Note and the other Transaction Documents in respect of the portion of the Note to be converted (the sum of (x), (y) and (z), the “Outstanding Balance”), by (2) the Conversion Price, and (B) any Additional MW Shares, if any.

(ii) Delivery of Certificate upon Conversion. Not later than two (2) Trading Days after any Conversion Date (the “Share Delivery Date”), the Company shall, at its expense, deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares (or a book entry account statement from the Company’s transfer agent representing the Conversion Shares), which, on or after the date on which (x) the resale of such Conversion Shares are covered by and such Conversion Shares have been sold pursuant to an effective Registration Statement or (y) such Conversion Shares have been sold under Rule 144 shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired and sold, as the case may be, upon the conversion of this Note. All certificates (or account statements) evidencing a book-entry interest in the Conversion Shares required to be delivered by the Company under this Section 4(c) that do not bear a restrictive legend shall be delivered electronically through DTC or another established clearing corporation performing similar functions, unless the Company or its transfer agent does not have an account with DTC and/or is not participating in the DTC/FAST System, in which case the Company shall issue and deliver to the address as specified in such Notice of Conversion a certificate or certificates, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. If the Conversion Shares are not being sold pursuant to an effective Registration Statement or under Rule 144, the Conversion Shares, including certificates (or account statements) evidencing a book-entry interest therein, shall be delivered to the Holder by the Company’s transfer agent and shall bear a restrictive legend in the following form, as appropriate:

“THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL IN A FORM ACCEPTABLE TO THE COMPANY.”

(iii) Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.

(iv) Reservation of Shares Issuable upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to the Required Minimum for the sole purpose of issuance upon conversion of this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v) Regulatory Compliance. If any Common Stock to be reserved for the purpose of conversion of this Note requires registration or listing with or approval of any governmental authority, national securities exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such conversion, the Company shall, at the Company’s election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price, or round up to the next whole share.

(vii) Transfer Taxes and Expenses. The issuance of Common Stock (including any certificates in respect thereof) on conversion of this Note shall be made without charge to the Holder hereof for any transfer, documentary, issuance, stamp or similar taxes and all other costs and expenses that may be payable in respect of the issue or delivery of such Common Stock (including, without limitation, fees and expenses of any transfer agent that may be payable with respect thereto).

(d) Holder’s Conversion Limitations. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, and any such conversion shall be null and void and treated as if never made, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Attribution Parties) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock that are issuable upon (i) conversion of the remaining, unconverted Outstanding Balance of this Note beneficially owned by the Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which principal amount of this Note is convertible shall be the sole responsibility of the Holder, and the submission of a Notice of Conversion in compliance with the limitation contained in this Section 4(d) shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 4(d). In addition, a determination as to group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of this Note results in such Holder together with its Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation, the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder and its Attribution Parties shall not have the power to vote or to transfer the Excess Shares, and any portion of the Note so converted shall be reinstated in full. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Beneficial Ownership Limitation provisions of this Section 4(d) shall cease to apply (i) during the thirty (30) calendar day period following the Company’s delivery of a Company Redemption Notice; provided, that immediately following such period, the Beneficial Ownership Limitation provisions of this Section 4(d) shall apply in full, and (ii) upon the payment of the Mandatory Repayment Price, if such Mandatory Repayment Price is paid in shares of Common Stock. The Holder, upon not less than sixty-one (61) days’ prior written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(d); provided, that the Beneficial Ownership Limitation in no event exceeds 24.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. Without limiting the interpretation of any other section of this Note, the Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph may not be waived except as set forth in the following sentences of this Section 4(d) and shall apply to a successor holder of this Note. Notwithstanding any provision of this Section 4(d), (i) the Holder and (ii) subject to the next sentence, a majority of the members of the Board of Directors may together agree to waive the provisions of this Section 4(d). If persons affiliated with the Holder or its Attribution Parties constitute a majority of the members of the Board of Directors, the consent in (ii) shall instead be provided by a majority of the members of the Board of Directors that are not affiliated with the Holder or its Attribution Parties.

(e) Antitrust and Foreign Investment Laws. The Company shall only issue Common Stock upon conversion of this Note or otherwise pursuant to the terms of this Note to the extent the issuance of such Common Stock would not exceed the aggregate amount of Common Stock that the Company may issue without violating the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any antitrust laws of other jurisdictions or any foreign investment laws applicable in connection with the issuance of the Common Stock upon conversion of this Note (the “Antitrust Laws”), except that such limitation shall not apply in the event that (i) the

Holder (and, if applicable, the Company or any of its Subsidiaries) obtains the necessary regulatory approvals as required by any applicable antitrust laws or foreign investment laws or (ii) the Holder (and, if applicable, the Company or any of its Subsidiaries) obtains a written opinion from counsel to the Holder (or, in the case of the Company or its Subsidiaries, counsel to the Company) that such approval(s) are not required. Until written notification to the Company from the Holder of the circumstances set forth in clauses (i) or (ii) of the preceding sentence, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that issuance of the Conversion Shares upon such Notice of Conversion would not cause the Company to violate the Antitrust Laws.

(f) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, impair its performance of any of the terms to be observed or performed hereunder by the Company.

Section 5. Anti-Dilution Protection

(a) Certain Adjustments. The Conversion Price shall be subject to adjustment from time to time, without duplication, upon the occurrence of any of the following events. For purposes of this Section 5(a), “effective date” means the first date on which the shares of Common Stock trade on the applicable Trading Market, regular way, reflecting the relevant share split or share combination or reclassification, as applicable.

(i) The Company issues shares of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x (OS0 / OS1)

CP0 = the Conversion Price in effect immediately prior to the close of business on (i) the record date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification.

CP1 = the new Conversion Price in effect immediately after the close of business on (i) the record date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification.

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the record date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification.

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event.

Any adjustment made pursuant to this clause (i) shall be effective immediately prior to the open of business on the Trading Day immediately following the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date on which the Board of Directors announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

(ii) The Company, by dividend or otherwise, distributes to all or substantially all holders of its shares of Common Stock (other than cash in lieu of fractional shares), cash, shares of any class of capital stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 5(a)(i), (B) rights, options or warrants distributed in connection with a stockholder rights plan referred to in Section 5(b), (C) Distribution Transactions as to which Section 5(a)(iii) shall apply or (D) options or warrants referred to in Section 5(a)(iv) (any of such shares of capital stock, indebtedness, assets or property that are not so excluded are hereinafter called the (“Distributed Property”)), in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(SP0 - FMV) / SP0]

CP0 = the Conversion Price in effect immediately prior to the close of business on the record date for such dividend or distribution.

CP1 = the new Conversion Price in effect immediately after the close of business on the record date for such dividend or distribution.

SP0 = the Current Market Price as of the record date for such dividend or distribution.

FMV = the fair market value of the portion of Distributed Property (or, with respect to dividends or distributions paid exclusively in cash, the amount in cash) distributed with respect to each outstanding share of Common Stock on the record date for such dividend or distribution.

If any such event is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date on which the Board of Directors announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

(iii) The Company effects any transaction by which a Subsidiary of the Company ceases to be a Subsidiary of the Company by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction (each, a “Distribution Transaction”), in which event the Conversion Price in effect immediately prior to the close of business on the tenth (10th) full Trading Day immediately following, and including, the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CP1 = CP0 x [MP0 / (FMV + MP0)]

CP0 = the Conversion Price in effect immediately prior to the close of business on the tenth (10th) full Trading Day immediately following, and including, the effective date of the Distribution Transaction.

CP1 = the new Conversion Price in effect immediately after the close of business on the tenth (10th) full Trading Day immediately following, and including, the effective date of the Distribution Transaction.

FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for such purpose), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction.

MP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction, appropriately adjusting any VWAP to take into account the occurrence during such period of, or the record date or ex-dividend date for, any event described in Section 5(a).

Such adjustment shall occur on the tenth (10th) full Trading Day immediately following, and including, the effective date of the Distribution Transaction.

(iv) The Company, by dividend or otherwise, distributes to all or substantially all holders of Common Stock rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 5(b) shall apply)) entitling them to subscribe for or purchase shares of Common Stock at a price per share of Common Stock that is less than the Current Market Price as of the record date for such issuance, in which event the Conversion Price shall be decreased based on the following formula:

CP1 = CP0 x (OS0+Y) / [(OS0+X)]

CP0 = the Conversion Price in effect immediately prior to the close of business on the record date for such dividend, distribution or issuance.

CP1 = the new Conversion Price in effect immediately following the close of business on the record date for such dividend, distribution or issuance.

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the record date for such dividend, distribution or issuance.

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the record date for such dividend, distribution or issuance.

Any adjustment made pursuant to this clause (iv) shall become effective immediately following the close of business on the record date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights, options or warrants, to the Conversion Price that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually delivered pursuant to such rights, options or warrants.

(v) If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time (as defined below) by the Board of Directors in good faith) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the last reported sale price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be increased based on the following formula:

CP1 = CP0 x (OS0 x SP) / (AC + (SP x OS1)):

CP0 = the Conversion Price in effect immediately before the close of business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer.

CP1= the Conversion Price in effect immediately after the close of business on the last Trading Day of the Tender/Exchange Offer Valuation Period.

AC = the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Company’s Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer).

OS1 = the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding shares of Common Stock accepted for purchase or exchange in such tender or exchange offer).

SP = the average of the VWAP per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date, appropriately adjusting any VWAP to take into account the occurrence during such period of, or the record date or ex-dividend date for, any event described in Section 5(a).

provided, however, that the Conversion Price will in no event be adjusted down pursuant to this Section 5(a)(v), except to the extent provided in this paragraph. Notwithstanding anything to the contrary in this Section 5(a)(v), if the Conversion Date for this Note to be converted occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Conversion Price for such conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date to, and including, such Conversion Date. To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(b) Rights Distributions Pursuant to Stockholder’s Rights Plans.

(i) To the extent that the Company adopts a rights plan (i.e., a poison pill) and such plan is in effect upon conversion of the Note or a portion thereof, the Company shall make provision such that the Holder shall receive, in addition to, and concurrently with the delivery of, the shares of Common Stock due upon conversion, the rights described in such plan, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case the Conversion Price shall be adjusted automatically effective at the time of such Trigger Event as if the Company distributed to all holders of shares of Common Stock Distributed Property as described in Section 5(a)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Price shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 5(a)(i) or Section 5(a)(iii), as applicable.

(ii) To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights. Notwithstanding the foregoing, to the extent any such rights are exchanged by the Company for shares of Common Stock, the Conversion Price shall be appropriately readjusted as if such rights had not been issued, but the Company had instead issued the shares of Common Stock issued upon such exchange as a dividend or distribution of shares of Common Stock subject to Section 5(a)(i).

(c) Conversion Floor. In the event that any adjustment to the Conversion Price pursuant to any provision of this Section 5 would require the Company to seek stockholder approval pursuant to NYSE rules or the NYSE rules would otherwise require any issuances or transactions contemplated by the Note to require stockholder approval, the Company shall use its reasonable best efforts to hold a special meeting of its stockholders within one hundred and twenty (120) days following the effective date of the corporate action that would have triggered the adjustment to obtain approval for any issuances of Common Stock pursuant to such adjustment to the Conversion Price or any other approval required under NYSE rules relating to the transactions contemplated by the Note and the proxy statement related to such special meeting will include a recommendation by the Company’s Board of the Directors that the stockholders of the Company vote in favor of such proposal. If the stockholders of the Company do not approve such issuance of Common Stock pursuant to such adjustment or any other approvals required under NYSE rules relating to the transactions contemplated by the Note, the Company will use its reasonable best efforts to obtain stockholder approval at the next annual meeting of stockholders and each subsequent annual meeting thereafter. Prior to obtaining any stockholder approval that may be contemplated by this Section 5(c), the Conversion Price shall be deemed to be equal to no less than $1.22 (subject to adjustment for any stock split, stock dividend, reverse stock split, combination or similar transaction).

(d) Make-Whole Adjustment.

(i) At any time following (a) the Company’s delivery of a Company Redemption Notice or (b) the delivery of a Mandatory Repayment notice with respect to a Major Transaction, the Company shall be required to issue, in addition to the shares of Common Stock otherwise issuable upon conversion of the Note, such additional number of shares of Common Stock (the “Additional MW Shares”) as described below and subject to the Holder’s election to receive cash in lieu of Additional MW Shares in connection with such Major Transaction pursuant to Section 8 below. The number of Additional MW Shares, if any, shall be determined by reference to the table attached to Schedule 2 hereto (the “MW Table”), based on:

(1) the date on which the Company Redemption Notice is delivered or the date on which the Major Transaction occurs or becomes effective, as applicable (the “Event Effective Date”); and

(2) (A) unless clause (B) applies, the Current Market Price as of the Major Transaction Valuation Date of the Major Transaction or the date on which the Company Redemption Notice is given to the Holder hereof, or (B) if the Major Transaction is a Share Exchange Event, the fair market value of the Reference Property into which each one share of Common Stock is converted or exchanged in the Share Exchange Event pursuant to the Major Transaction (the “MW Share Price”).

(ii) The MW Share Prices set forth in the column headings of the MW Table shall be adjusted as of any date on which the Conversion Price is otherwise adjusted. The adjusted MW Share Prices shall equal (i) the MW Share Prices applicable immediately prior to such adjustment, multiplied by (ii) a fraction, the numerator of which is the Conversion Price as so adjusted, and the denominator of which is the Conversion Price immediately prior to such adjustment giving rise to the MW Share Prices adjustment. The number of Additional MW Shares within the MW Table shall be adjusted at the same time as the MW Share Prices set forth in the column headings are adjusted and by multiplying such amounts by the reciprocal of the fraction by which such MW Share Prices are adjusted.

(iii) The exact MW Share Price or Event Effective Date may not be set forth in the MW Table, in which case:

(1) if the MW Share Price is between two MW Share Prices in the MW Table or the Event Effective Date is between two Event Effective Dates in the MW Table, the number of Additional MW Shares shall be determined by a straight-line interpolation between the number of Additional MW Shares set forth for the higher and lower MW Share Prices and the earlier and later Event Effective Dates in the MW Table, as applicable, based on a 365- or 366-day year, as the case may be;

(2) if the MW Share Price is greater than $5.50 per share (subject to adjustment in the same manner as the MW Share Prices set forth in the column headings of the MW Table), no Additional MW Shares shall be issued; and

(3) if the MW Share Price is less than $1.22 per share (subject to adjustment in the same manner as the MW Share Prices set forth in the column headings of the MW Table), no Additional MW Shares shall be issued.

(iv) The Company shall provide notice in writing of an anticipated Major Transaction to all Holders of the Notes no later than the 15th Trading Day prior to the date on which a Major Transaction is anticipated to become effective.

(e) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(f) Unanticipated Events. On the occurrence of any reclassification of, or other change in, the outstanding shares of Common Stock or any other event not addressed in this Section 5 or Section 9(a) (each, an “Unanticipated Event”), the parties will, in good faith, and subject in any event to Section 5(c), make such further adjustments and changes and take all necessary actions, subject to the approval of the Holder, so as to ensure that the Holder receives, upon the conversion of this Note occurring at any time after the earlier of (x) if holders of shares of Common Stock are entitled to participate in such Unanticipated Event, the record date for determining the particular holders so entitled to participate therein, and (y) the date of the occurrence of the Unanticipated Event, such shares, securities, rights, cash or property that the Holder would have received if, immediately prior to such earlier date, the Holder had been the registered holder of the number of shares of Common Stock to which the Holder would be entitled upon the conversion of this Note into shares of Common Stock.

(g) Cumulative Adjustments. The adjustments provided for in this Section 5 are cumulative and will be made successively whenever an event referred to therein occurs.

(h) Dispute Resolution. If at any time a question or dispute arises with respect to the adjustments provided for in this Section 5 such question or dispute will be conclusively determined by a firm of nationally recognized chartered professional accountants appointed by the Company and reasonably acceptable to the Majority Holders. The Company shall afford such accountants reasonable access to all necessary records of the Company and such determination will be binding upon the Company and the Holders. The expenses of such accountants shall be borne solely by the Holder.

(i) Notice to the Holder.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company, or (F) the Company or any of its Subsidiaries shall announce a tender offer or exchange offer for shares of Common Stock, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice, stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, or (z) the date on which such tender offer or exchange offer commences, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that (A) the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice and (B) that the filing of such information with the SEC pursuant to a Current Report on Form 8-K shall be deemed delivery to the Holders pursuant to this Section 5(i). To the extent that any notice provided under this Section 5(i) constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall, within four (4) Trading Days, file such information with the SEC pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Note during the period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6. Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of (A) the principal amount of the Note (as such amount may be increased from time to time by the amount of interest paid in kind) or (B) interest, Late Fees and other amounts owing to the Holder on the Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise), which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five (5) Trading Days;

(ii) the Company shall fail to observe or perform any other material covenant or agreement contained in the Note or Purchase Agreement (other than a breach by the Company of its obligations (x) to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (ix) below, (y) under Section 8 hereof, which breach is addressed in clause (iv) below, and (z) other than a breach under Section 4.13 of the Purchase Agreement, which breach is addressed in clause (iii) below), which failure is not cured, if possible to cure, within thirty (30) calendar days;

(iii) the Company shall fail to observe or perform any covenant contained in Section 4.13 of the Purchase Agreement;

(iv) the Company shall fail to observe or perform any covenant contained in Section 8;

(v) a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents, provided that if no grace or cure period is provided in the applicable Transaction Document, such default or event of default is not cured, if possible to cure, within thirty (30) calendar days;

(vi) any representation or warranty made in this Note, any other Transaction Document, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(vii) any Note Party shall be subject to a Bankruptcy Event;

(viii) the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within ten (10) Trading Days;

(ix) the Company shall fail for any reason to deliver Conversion Shares to a Holder prior to the second (2nd) Trading Day after a Share Delivery Date pursuant to Section 4(c)(ii);

(x) the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) which failure is not cured, if possible to cure, within thirty (30) calendar days; and

(xi) subject to any applicable “cooling off” or “waiting period” required by the applicable intercreditor agreement, an Event of Default has occurred under any Permitted Revolving Facility.

(b) Remedies upon Event of Default. If any Event of Default occurs, then at the Holder’s election, the outstanding principal amount of this Note, plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become immediately due and payable. If the Company has elected the PIK Option, immediately upon any Event of Default, the PIK Option shall automatically and immediately terminate and all interest shall be due and payable in cash in accordance with the terms herein. After the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the rate per annum of interest payment in cash as specified in Section 2(a) plus 1.00% per annum. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Notwithstanding anything in this Section 6 to the contrary, the Holder’s rights upon and during the continuation of an Event of Default shall be subject to the terms of an intercreditor agreement with the agent or lenders for any Permitted Revolving Facility, including any “cooling off” or “waiting period” required thereby.

Section 7. Redemption.

On and after July 2, 2027, the Company shall have the right to redeem all, or any part, of the principal amount then remaining under this Note and all other outstanding Notes, pro rata among all such outstanding Notes in accordance with the respective principal amounts thereof (including interest paid in kind thereon), subject to the maximum amounts and at the time set forth in the schedule below, on a Redemption Date (each, a “Company Redemption”); provided, however, that notwithstanding anything to the contrary herein, the Company shall not be entitled to redeem Notes in excess of the Redemption Amount in any rolling six (6) month period.

Time Period	Maximum Aggregate Principal Amount of all Notes Redeemable in all Company Redemptions During Time Period

On and after July 2, 2027.	Up to the amount equal to the sum of (x) one-third (1/3rd) of the original principal amount of all Notes outstanding on the Original Issue Date plus (y) one-third (1/3rd) of the interest previously paid in kind on or prior to the applicable Redemption Date (such sum of (x) and (y), the “Redemption Amount”), if the last reported sale price of the Common Stock equals or exceeds 200% of the Conversion Price then in effect for at least twenty (20) Trading Days (whether or not consecutive).

On and after January 2, 2028.	Up to the Redemption Amount, if the last reported sale price of the Common Stock equals or exceeds 225% of the Conversion Price then in effect for at least twenty (20) Trading Days (whether or not consecutive).

On and after July 2, 2028 and thereafter.	Up to the Redemption Amount, if the last reported sale price of the Common Stock equals or exceeds 250% of the Conversion Price then in effect for at least twenty (20) Trading Days (whether or not consecutive).

in each case, measured during any thirty (30) consecutive Trading Day period ending on, and including, the Trading Day immediately before the date the Company Redemption Notice (as defined below) is sent.

In each case, subject to the schedule and limitations set forth above, the portion of this Note and all other outstanding Notes subject to redemption pursuant to this Section 7 shall be redeemed by the Company in cash at a price (each, a “Redemption Price”) equal to the outstanding principal being redeemed, together with all accrued and unpaid interest and other amounts due to the Holder pursuant to the Transaction Documents. The Company may exercise its right to redeem under this Section 7 by delivering a written notice thereof by electronic mail to the Holder (the “Company Redemption Notice”). The Company Redemption Notice shall (x) state the date on which the Company Redemption shall occur (the “Redemption Date”), which date such Company Redemption Notice is delivered shall be thirty (30) calendar days prior to the applicable Redemption Date, and (y) state the aggregate principal amount of the Notes which are being redeemed in such Company Redemption. The Company shall honor any Notice of Conversion received from the Holder until the Trading Day immediately preceding the Redemption Date, and all principal amounts converted by the Holder after the date the Company Redemption Notice is delivered shall reduce the Redemption Amount of the Notes required to be redeemed on the Redemption Date.

Section 8. Major Transaction Mandatory Repayment.

(a) Upon the occurrence of a Major Transaction, the Company shall be required to repay all, but not less than all, of the Notes (the “Mandatory Repayment”) on the date on which such Major Transaction occurs or becomes effective, at a price equal to the Mandatory Repayment Price. The Company shall give the Holder at least fifteen (15) calendar days’ prior written notice of any Mandatory Repayment, during which time the Holder shall have the right to (i) convert any portion of the Note into Conversion Shares and/or (ii) solely in the event of an Optional Repayment Major Transaction, notify the Company in writing that the Holder is declining the Mandatory Repayment with respect to its Note (and in such event, the Holder shall continue to hold the Note and have all the rights and benefits under the Note), which notice shall be irrevocable with respect to such event giving rise to an Optional Repayment Major Transaction.

(b) The Mandatory Repayment Price shall be payable by the Company to the Holder (i) in cash, in the event the Redemption Premium is greater than the As-Converted Amount, or (ii) in cash or in Common Stock, at the Holder’s election notified to the Company within five (5) Business Days after the notice of Mandatory Repayment is received by the Holder, in the event that the As-Converted Amount is greater than the Redemption Premium. The Holder will be deemed to have elected the Mandatory Repayment Price be paid in Common Stock if the Company does not receive the notice specified in the immediately preceding sentence by the fifth (5th) Business Day after the Holder receives notice of the Mandatory Prepayment.

Section 9. Miscellaneous.

(a) Successor Entity. In the case of any Major Transaction (other than a Qualifying Major Transaction) or any other consolidation, merger, sale, conveyance, transfer, lease, recapitalization, reclassification or change of the shares of Common Stock (other than a share split or share combination solely of shares of Common Stock) or other transaction (other than a Qualifying Major Transaction), the result of which (x) the shares of Common Stock are converted into, or exchanged for, shares of capital stock, cash or other property or assets (a “Share Exchange Event”) or (y) a Person other than the Company (the “Successor Entity”) is the survivor (a “Successor Event”), then: (A) if clause (x) applies:

(i) at the effective time of the Share Exchange Event, the right to convert each portion of the Outstanding Balance equal to the Conversion Price into one share of Common Stock will be changed into the right to convert each such portion of the Outstanding Balance equal to the Conversion Price into the kind and amount of shares of stock, other securities or other property or assets (including cash) or any combination thereof that a holder of one share of Common Stock immediately prior to such Share Exchange Event would have owned or been entitled to receive as a result of such Share Exchange Event (the “Reference Property”); and

(ii) at or prior to the effective time of such Share Exchange Event, the Company (or the Successor Entity) and any other issuer of securities constituting Reference Property shall execute and deliver to the Holder a supplemental agreement providing for such change in the right to convert each portion of the Outstanding Balance equal to the Conversion Price into Reference Property in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay), and

(B) if clause (y) applies, the Company shall cause the Successor Entity to assume in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 9(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Major Transaction or other transaction contemplated hereby and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note, and which is reasonably satisfactory in form and substance to the Holder.

Upon the occurrence of any such Major Transaction or other transaction contemplated hereby referred to in clause (y) of the preceding sentence, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Major Transaction or other transaction contemplated hereby, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

Such supplemental agreement described in clause (A) of the first paragraph of this Section 9(a) shall provide for anti-dilution and other adjustments, and covenants for protection of the interests of the holder of this Note, in respect of the Reference Property that shall be as nearly equivalent as is practicable to the adjustments and covenants provided for in this Note in respect of Common Stock.

The Company shall not become a party to any Share Exchange Event or Successor Event unless its terms are consistent with this Section 9(a).

The above provisions of this Section 9(a) shall similarly apply to successive Share Exchange Events or Successor Events.

Notwithstanding the Conversion Price adjustment provisions described in Section 5(a), no adjustment to the Conversion Price shall be made pursuant to such provisions in the event of any dividend, distribution, share split, share combination or issuance upon a Share Exchange Event to which the provisions under this Section 9(a) apply.

(b) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by electronic mail or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above or such other address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 9(b). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by electronic mail or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:00 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by United States nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(c) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(d) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note (as such amount may be increased from time to time by the amount of interest paid in kind) so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(e) GOVERNING LAW; JURISDICTION; WAIVER. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED EXCLUSIVELY IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS.

EACH PARTY HEREBY ACKNOWLEDGES THAT THIS AGREEMENT IS BEING SIGNED BY EACH OTHER PARTY IN PARTIAL CONSIDERATION OF SUCH OTHER PARTY’S RIGHT TO ENFORCE IN THE JURISDICTION STATED BELOW THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS. EACH PARTY IRREVOCABLY CONSENTS TO THE EXCLUSIVE AND SOLE JURISDICTION IN THE BOROUGH OF MANHATTAN, NEW YORK AND VENUE IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, NEW YORK FOR SUCH PURPOSES AND WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND ANY OBJECTION THAT THE BOROUGH OF MANHATTAN, NEW YORK IS NOT CONVENIENT. EACH PARTY HEREBY WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST ANY OTHER PARTY IN ANY JURISDICTION EXCEPT NEW YORK, NEW YORK. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LOAN, THE TRANSACTION DOCUMENTS AND/OR THE TRANSACTIONS WHICH ARE THE SUBJECT OF THE TRANSACTION DOCUMENTS.

(f) Amendment; Waiver. Any provision of the Notes may be amended by a written instrument executed by the Company and the Majority Holders, which amendment shall be binding on all successors and assigns; provided, however, that no such amendment shall be effective without the consent of each holder of any Note affected thereby if such amendment shall change the Maturity Date of, or installment of interest on, or reduce the principal amount of or rate of interest or Redemption Premium on, or change the place of payment of, or currency in which any amount is payable on, change the amount of Conversion Shares (or, from and after a Share Exchange Event, the Reference Property) receivable upon conversion of or otherwise adversely affect the right to convert, this Note or modify this Section 9(f). Any provision of this Note may be waived by the party seeking enforcement thereof, which waiver shall be binding on all successors and assigns. Any waiver by the Company or the Holder must be in writing. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. For purposes of this Section 9(f) and the other provisions hereof, any Notes held by the Company or any Subsidiary thereof or that have been converted or redeemed or repaid shall be deemed not “outstanding.”

(g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(h) Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

(i) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents (including, without limitation, the security agreements referenced in the Purchase Agreement), at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(j) Next Business Day or Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day or Trading Day, as applicable, such payment shall be made on the next succeeding Business Day or Trading Day, as applicable.

(k) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(l) Secured Obligation. The obligations of the Company under this Note are secured by assets of the Company and each Note Party pursuant to the Security Agreement, dated as of the date hereof, between the Company and the Secured Parties (as defined therein).

(m) Surrender of Note. Upon the payment (or conversion) in full of the outstanding principal amount of this Note (as such amount may be increased from time to time by the amount of interest paid in kind), plus accrued but unpaid interest and other amounts (including any make-whole premium) owing in respects thereof, the Holder shall promptly surrender this Note to or as directed by the Company.

(n) Tax Treatment. The Company shall treat this Note as indebtedness for U.S. federal income tax purposes and shall not take any position inconsistent with such treatment unless (i) otherwise required by a change in applicable law or a “determination” as defined in Section 1313(a) of the Code and (ii) advance written notice of such inconsistent position has been provided to the Holder.

*********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

DOUGLAS ELLIMAN INC.

By:
Name: Title:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the Senior Secured Convertible Promissory Note due July 2, 2029, of Douglas Elliman Inc., a Delaware corporation (the “Company”), into shares of common stock of the Company (the “Common Stock”), according to the conditions hereof, as of the date written below.

[The undersigned agrees to comply with any applicable prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock, if the resale of any such shares of Common Stock is covered by and is being sold pursuant to an effective Registration Statement.]1

Conversion calculations:

Date to Effect Conversion:

Outstanding Balance of Note to be Converted:

Principal Balance of Note to be Converted:

Number of Shares of Common Stock to be Issued (does not include any Additional MW Shares that may also be issuable):

Signature:

Name:

Delivery Instructions:

[1]	Note: Converting holder to specify.

SCHEDULE 1

CONVERSION SCHEDULE

This Senior Secured Convertible Promissory Note due on July 2, 2029, in the principal amount of $__________ (as such amount may be increased from time to time by the amount of interest paid in kind) is issued by Douglas Elliman Inc., a Delaware corporation. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Note.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount) (as such amount may be increased from time to time by the amount of interest paid in kind)

SCHEDULE 2

MW TABLE

Year	$1.22	$1.30	$1.50	$1.75	$2.00	$2.50	$3.00	$3.75	$5.50
7/1/2024	150.4150	150.4150	150.4150	150.4150	135.3833	98.7733	76.6333	56.2400	32.7697
7/1/2025	150.4150	150.4150	150.4150	147.7333	120.3833	86.2533	66.2666	48.3466	28.1878
7/1/2026	150.4150	150.4150	150.4150	127.4476	101.5833	70.7733	53.6000	38.8266	22.7333
7/1/2027	150.4150	150.4150	139.0000	100.8190	77.1833	51.2133	38.0333	27.4133	16.3151
7/1/2028	150.4150	150.4150	100.3333	63.8476	44.2333	26.6533	19.5000	14.3200	8.8424
7/1/2029	150.4150	102.5641	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000